---------------------------
                                                           OMB APPROVAL
                                                    ---------------------------
                                                     OMB Number:      3235-0167
                          UNITED STATES              Expires:  October 31, 2004
               SECURITIES AND EXCHANGE COMMISSION    Estimated average burden
                     Washington, D.C. 20549          hours per response....1.50
                                                    ---------------------------
                                    FORM 15



CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                               Commission File Number  000-31109
                                                                      ----------

                                Valicert, Inc.
-------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

       1215 Terra Bella Avenue, Mountain View, CA 94043, (650) 567-5400
-------------------------------------------------------------------------------
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Common Stock, par value $0.001 per share
-------------------------------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                     None
------------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)       |X|               Rule 12h-3(b)(1)(i)      |X|
   Rule 12g-4(a)(1)(ii)      |_|               Rule 12h-3(b)(1)(ii)     |_|
   Rule 12g-4(a)(2)(i)       |_|               Rule 12h-3(b)(2)(i)      |_|
   Rule 12g-4(a)(2)(ii)      |_|               Rule 12h-3(b)(2)(ii)     |_|
                                               Rule 15d-6               |_|

         Approximate number of holders of record as of the certification or notice date: One

         Pursuant to the requirements of the Securities Exchange Act of 1934, Valicert, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  June 23, 2003                       By: /s/ Bernard J. Cassidy
       -----------------                      --------------------------------
                                                   Bernard J. Cassidy
                                                   Secretary

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.



                   Persons who respond to the collection of information
                   contained in this form are not required to respond unless
SEC 2069 (01-02)   the form displays a currently valid OMB control number.